EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dr. Reddy’s Laboratories Limited
We consent to the use of our reports dated May 31, 2006 except as to Note 34, which is as of August 30, 2006, with respect to the consolidated balance sheets of Dr. Reddy’s Laboratories Limited and subsidiaries (“the Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006, and the effectiveness of internal control over financial reporting as of March 31, 2006, all included in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2006 which is incorporated herein by reference. Our report dated May 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of Industrias Quimicas Falcon de Mexico S.A.de.C.V and beta Holdings GmbH, acquired businesses.
KPMG
Hyderabad,India
March 1, 2007